Exhibit 4.3

                      INTERNATIONAL SPECIALTY PRODUCTS INC.
                         300 Delaware Avenue, Suite 303
                           Wilmington, Delaware 19801

December 31, 2001

Stephen R. Olsen
1361 Alps Road
Wayne, NJ 07470

Re:      INTERNATIONAL SPECIALTY PRODUCTS INC. - OLSEN RESTRICTED SHARE PLAN II

Dear Mr. Olsen

                  International Specialty Products Inc., a Delaware corporation (the "Company"), hereby grants to you, pursuant to the Olsen Restricted Share Plan II, upon your countersignature of this letter agreement (this "Agreement") below, the following:

1.     Restricted Shares
       -----------------

Subject to the terms and conditions of this Agreement, effective as of December 31, 2001 (the "Effective Date"), the Company grants to you 20,000 restricted shares of common stock, $.01 par value, of the Company (the "Restricted Shares"). The Restricted Shares shall vest in 20% increments on each December 31, commencing on December 31, 2002 and ending on December 31, 2006, as shown below, provided that on each vesting date you are, and have continually been from the Effective Date until such vesting date, an employee of the Company:

                           Date                            Shares Vested
                           ----                            -------------

                           12/31/02                            4,000
                           12/31/03                            8,000
                           12/31/04                           12,000
                           12/31/05                           16,000
                           12/31/06                           20,000

2.       Delivery of Restricted Shares

         (a) One or more stock certificates evidencing the Restricted Shares shall be issued in your name but shall be held and retained by the Company until the Restricted Shares vest as provided herein. All such stock certificates shall bear the following legend:

                             II-19 THE SHARES REPRESENTED BY THIS CERTIFICATE ARE SUBJECT TO CERTAIN RESTRICTIONS AS SET FORTH IN THE LETTER AGREEMENT DATED DECEMBER 31, 2001 BETWEEN THE ISSUER AND THE ORIGINAL HOLDER OF THE SHARES, A COPY OF WHICH MAY BE OBTAINED AT THE PRINCIPAL OFFICE OF THE ISSUER. SUCH RESTRICTIONS ARE BINDING ON TRANSFEREES OF THESE SHARES.

                             THE SECURITIES REPRESENTED HEREBY HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE "ACT"), OR STATE SECURITIES LAWS AND MAY NOT BE OFFERED, SOLD OR OTHERWISE TRANSFERRED, PLEDGED OR HYPOTHECATED UNLESS AND UNTIL REGISTERED UNDER THE ACT OR STATE SECURITIES LAWS OR, IN THE OPINION OF COUNSEL IN FORM AND SUBSTANCE SATISFACTORY TO THE ISSUER OF THESE SECURITIES, SUCH OFFER, SALE OR TRANSFER, PLEDGE OR HYPOTHECATION IS IN COMPLIANCE THEREWITH.

         (b) You hereby irrevocably appoint the Secretary of the Company as your attorney-in-fact to execute and deliver any stock power or other instrument which may be necessary to effectuate the transfer of the Restricted Shares (or assignment of distributions thereon) on the books and records of the Company.

3.       Conditions
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         (a) Except as otherwise provided herein, you will have all rights of a shareholder with respect to the Restricted Shares, including, without limitation, the right to vote the Restricted Shares and receive any cash and stock dividends with respect to such Restricted Shares. Any shares issued to you as a stock dividend with respect to the Restricted Shares shall be subject to the same restrictions under this Agreement as the Restricted Shares with respect to which such stock dividends were issued and shall bear the same legends as the Restricted Shares.

         (b) In the event that the shares of the Company, as a result of a combination of shares or any other change or exchange for other securities, by reclassification, reorganization or otherwise, is increased or decreased or changed into or exchanged for a different number or kind of shares or other securities of the Company or of another entity, the number of the Restricted Shares shall be appropriately adjusted to reflect such change. If any such adjustment shall result in a fractional share, such fraction shall be disregarded.

         (c) The Restricted Shares, and all rights related thereto, may not be sold, transferred, assigned, pledged, hypothecated or otherwise disposed of prior to the time that the Restricted Shares vest as provided herein.

         (d) In the event of change in control of the Company, the Restricted Shares granted to you, pursuant to the Olsen Restricted Share Plan II and subject to the terms and conditions of this Agreement, will become fully and immediately vested. A change in control of the Company shall be deemed to have occurred if the Heyman Group ceases to have, in the aggregate, directly or indirectly, at least 20% of the voting power of the Company. The "Heyman Group" shall mean (i) Samuel J. Heyman, his heirs, administrators, executors and entities of which a majority of the voting stock is owned by Samuel J. Heyman, his heirs, administrators or executors and
                  (ii) any entity controlled, directly or indirectly, by Samuel
                  J. Heyman or his heirs, administrators or executors.

         (e) If your employment with the Company is terminated for any reason, you shall forfeit your right as to any unvested Restricted Shares as of the date of such termination of employment, and the unvested Restricted Shares shall be canceled. The provisions of this Paragraph 3(e) shall not apply to any vested Restricted Shares.

         (f) Any sale, transfer, assignment or other disposition by you of Restricted Shares shall be made in compliance with all federal and state securities laws. The Compensation Committee of the Company may from time to time impose any conditions on the Restricted Shares as it deems necessary or advisable to ensure such shares are issued and resold in compliance with all applicable federal and state securities laws.

         (g) On or after a vesting date, the Company shall notify you if and when the restrictions on the vested Restricted Shares have lapsed. Within ten (10) business days of a vesting date, the Company shall deliver to you a certificate for the vested shares without any legend or restrictions, except for such restrictions as may be imposed by the Company, in its sole judgment, under Paragraph 3(f) of this Agreement, provided that no certificates for shares will be delivered to you until appropriate arrangements have been made with the Company for the withholding of any taxes which may be due with respect to such shares. The Company may condition the delivery of certificates for shares upon the prior receipt from you of any undertakings which it may determine are required to assure that the certificates are being issued in compliance with federal and state securities laws.

         (h) Nothing in this Agreement shall confer on you any right to continue in the employ of the Company or any subsidiary or affiliate of the Company or any successor to any of them, or affect the right of the Company or any such subsidiary, affiliate or successor to terminate your employment at any time.

4.       Miscellaneous
         -------------

         (a) This Agreement constitutes the entire agreement of the parties hereto with respect to the subject matter hereof, supersedes all agreements between the parties with respect to the subject matter hereof, and may not be modified or amended except by a written agreement signed by the parties hereto. This Agreement shall be binding upon and inure to the benefit of the Company, its successors and assigns you and your heirs and personal representatives.

         (b) If any provision of this Agreement shall be invalid or unenforceable, such invalidity or unenforceability shall attach only to such provision and shall not in any manner affect or render invalid or unenforceable any other severable provision of this Agreement, and this Agreement shall be carried out as if any such invalid or unenforceable provision were not contained in this Agreement.

         (c) This Agreement shall be deemed to be a contract under the laws of the State of New York and for all purposes shall be construed and enforced in accordance with the internal laws of that state without regard to principles of conflicts of law.

         (d) This Agreement embodies the complete agreement and understanding among the parties and supersedes and preempts any prior understandings, agreements or representations by or among the parties, written or oral, which may have related to the subject matter hereof in any way.

         (e) By executing this Agreement, you acknowledge and agree that you have had an opportunity to obtain the advice of your own tax advisor and legal counsel prior to executing this Agreement.

Please sign and return the original of the Agreement to the undersigned at 1361 Alps Road, Building 8, Wayne, New Jersey, 07470 no later than January 31, 2002. Please retain the enclosed copy of this Agreement for your records.

Very truly yours,


INTERNATIONAL SPECIALTY PRODUCTS INC.



By:      /s/ Robert Ashton
         -----------------------------------
         Name:  Robert Ashton
         Title: Senior Vice President - Human Resources

/s/ Stephen R. Olsen
- --------------------------------------------
Stephen R. Olsen